Exhibit 99.1

NanoString Technologies Appoints Kirk Malloy, Ph.D. to Board of Directors

SEATTLE, Sept. 13, 2016 (GLOBE NEWSWIRE) -- NanoString Technologies, Inc. (NASDAQ:NSTG), a provider of life science tools for translational research and molecular diagnostic products, today announced the appointment of Kirk Malloy, Ph.D. to the company’s Board of Directors, effective September 12, 2016. The Board now consists of seven members.

Dr. Malloy is a senior healthcare executive with more than 20 years of leadership in life science tools, applied markets and molecular diagnostics. He is currently founder and principal at BioAdvisors, LLC where he provides strategic consulting services to life science, genomic and diagnostic companies. His previous experience includes a 13-year career at Illumina, Inc., where he was most recently Senior Vice President and General Manager of Life Sciences & Applied Markets. Prior to joining Illumina, Dr. Malloy served as Director of Technical Support at Biosite, Inc. where he helped build their point-of-care cardiovascular diagnostics test business. Dr. Malloy also held various management roles at Qiagen N.V., where he helped build the North American commercial organization.

“I’m excited to be joining such a high-caliber team during an exciting stage of growth,” said Dr. Malloy. “The field of genomics is rapidly evolving from biomarker discovery, to validation and translation into clinical diagnostics, and NanoString’s nCounter® platform is uniquely positioned to become the platform-of-choice for complex molecular diagnostics.”

Dr. Malloy received his B.S. in Biology and Marine Science from the University of Miami, and his M.S. and Ph.D. in Marine Biology and Biochemistry from the University of Delaware. Dr. Malloy currently serves as lead director for Organovo Holdings, Inc. (NASDAQ: ONVO), as well as a director for three privately held companies -- Edico Genome, iGenomx and Agilome.

“Kirk brings a wealth of knowledge gained at the leading-edge of life science tools and genomics,” said President and Chief Executive Officer, Brad Gray. “He has guided commercial teams through periods of explosive growth, and we look forward to Kirk’s perspectives and insights as we focus on our market penetration and scaling the business.”

About NanoString Technologies, Inc.
NanoString Technologies provides life science tools for translational research and molecular diagnostic products. The company's nCounter® Analysis System has been employed in life sciences research since it was first introduced in 2008 and has been cited in more than 1,250 peer-reviewed publications. The nCounter Analysis System offers a cost-effective way to easily profile the expression of hundreds of genes, proteins, miRNAs, or copy number variations, simultaneously with high sensitivity and precision, facilitating a wide variety of basic research and translational medicine applications, including biomarker discovery and validation. The company's technology is also being used in diagnostics. The Prosigna® Breast Cancer Prognostic Gene Signature Assay together with the nCounter Dx Analysis System is FDA 510(k) cleared for use as a prognostic indicator for distant recurrence of breast cancer. In addition, the company is collaborating with multiple biopharmaceutical companies in the development of companion diagnostic tests for various cancer therapies, helping to realize the promise of precision oncology.
For more information, please visit www.nanostring.com.
NanoString, NanoString Technologies, the NanoString Technologies logo, nCounter and Prosigna are trademarks or registered trademarks of NanoString Technologies, Inc. in various jurisdictions.

Contact:
Doug Farrell
Vice President, Investor Relations & Corporate Communications
dfarrell@nanostring.com
Phone: 206-602-1768